Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Member of

Toys “R” Us Property Company I, LLC (formerly known as TRU 2005 RE Holding Co. I, LLC)

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-164018 of our report dated May 28, 2009 (December 23, 2009 as to Note 12) relating to the consolidated balance sheets of Toys “R” Us Property Company I, LLC (the “Company”) as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, cash flows, and changes in member’s deficit for each of the three fiscal years in the period ended January 31, 2009, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustments for discontinued operations), appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings “Selected Historical Consolidated Financial Data of the Company” and “Experts” in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York

March 8, 2010